Exhibit 10.11
Mercator Partners Acquisition Corp.
One Fountain Square
11911 Freedom Drive, Suite 590
Reston, Virginia 20190
June ___, 2006
To: H. Brian Thompson
Dear Mr. Thompson:
          This Employment Agreement (“Agreement”) will serve to confirm the terms of your employment with Mercator Partners Acquisition Corp. (“Mercator” or “Company”) as Executive Chairman. In consideration of the mutual promises contained in this Agreement, you and Mercator agree to the following terms of employment.
1. EMPLOYMENT:
          Mercator hereby offers you employment as Executive Chairman, commencing on the date that Mercator acquires European Telecommunications & Technology, Inc. and Global Internetworking, Inc. You hereby accept employment with Mercator on the terms and conditions set forth in this Agreement. Your duties as Executive Chairman will include but not be limited to the following:
•	serving as Chairman of the Board of Directors;

•	obtaining direct reports from, and providing guidance and direction to, all other executive and senior officers of the Company;

•	assisting in the development of and overseeing the Company’s execution of the Company’s strategic plan;

•	coordinating and overseeing the integration of the Company’s business units/subsidiaries;

•	accessing industry contacts in order to promote the Company’s business;

•	overseeing the Company’s efforts in connection with the acquisition of target companies; and

•	performing such other and further duties that the Board of Directors reasonably assigns to you from time to time.
You agree to devote your best efforts and as much time as is required to execute your responsibilities and duties under this Agreement. You may accept other engagements with other companies while this Agreement is in effect, provided that such engagements do not interfere with your duties and responsibilities under this Agreement. Specifically, it is agreed that you can continue to serve as a director for Sonus Networks, Inc., United Auto Group, Inc., Axcelis Technologies, Inc. and Bell Canada International, Inc. and as chairman of Comsat International, Inc. and iTown Communications, Inc. without breaching any obligations under this Agreement.
2. REMUNERATION:
          You will be paid at an annual salary of $150,000 per year. Salary payments will be made on a semi-monthly basis. At the beginning of each calendar year, Mercator, in its sole discretion, will determine whether to increase your salary.
3. EQUITY INCENTIVE:
          Upon the commencement of your employment hereunder, you will receive 50,000 restricted shares under Mercator’s stock plan which will vest, subject to your continuing employment, on the anniversary dates of grant at 25% per year for four years.
4. EXPENSES:
          Upon your submission of appropriate documentation or receipts, Mercator shall reimburse you for any ordinary and necessary business expenses you incur in accordance with Mercator’s guidelines on business expenses.
5. BENEFITS:
          Mercator shall provide you with the basic annual leave and benefits that Mercator makes available to full time employees in general.
6. TERMINATION:
     Your employment is at-will — that is, just as you may end your relationship with

Mercator at any time and for any reason or no reason at all, Mercator may end its relationship with you at any time and for any reason or no reason at all.
7. CONFIDENTIALITY AND NONCOMPETITION:
          At the time your employment begins under this Agreement, you shall execute a Confidentiality and Noncompetition Agreement. Such Agreement will in no way contravene your duties toward Mercator as an officer and fiduciary of the organization. For example, although you may accept other engagements, such engagements shall in no way interfere with Mercator’s business interests, business opportunities and/or any other fiduciary obligations you have toward Mercator and its subsidiaries as an officer or board member of the Company.
8. ASSIGNMENT:
          This Agreement is not assignable by either party without the written consent of the other; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon any successor interest of Mercator, whether by merger, consolidation, or transfer or all or substantially all of its assets or otherwise.
9. MISCELLANEOUS:
          a. Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not constitute a waiver of any subsequent breach.
          b. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.
          c. Governing Law. This Agreement shall be governed by the law of the State of Virginia, without regard to its conflict of laws provisions. You hereby irrevocably consent to, and waive any objection to the exercise of, personal jurisdiction by the state court located in Virginia with respect to any action or proceeding arising out of this Agreement.

          d. Complete Agreement. This letter supersedes any and all prior discussions and understandings, whether written or oral, and represents the complete Agreement between the parties. Please indicate your acceptance of the terms of this Agreement by signing this letter in the space provided below and returning it to me as soon as possible.

Yours truly, MERCATOR PARTNERS ACQUISITION CORP.
Rhodric C. Hackman President

ACCEPTED:

Signature:

Name (printed):_H. Brian Thompson
Date: